Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 28, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Westwood Holdings Group, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Westwood Holdings Group, Inc. on Form S-8 (File No. 333-175696, effective July 21, 2011).

/s/ Grant Thornton LLP

Dallas, Texas

February 28, 2013